Mailander Law Office


March 28, 2001


Pastor Rick Sullivan
NeoNet Marketing Group, LLC
2765 Chateau Drive
Dyer, IN 46311


LETTER OF INTENT

RE:  Merger between 37Point9, Inc., a Public Company, and
     NeoNet Marketing Group, LLC

Dear Mr. Sullivan:

     I am in receipt of a letter dated March 28, 2001, from Corporate Development Strategies, Inc., Mr. Phillip Butler, President, to Mr. Andrew Austin, Vice President of Acquisitions, 37Point9, Inc., wherein Mr. Butler informed me of the details of his firm's commitment to finance the merger between 37Point9, Inc. and NeoNet Marketing, LLC. It is my pleasure to confirm the contents and commitments of that letter, as it relates to the expected merger of 37Point9, Inc. and NeoNet Marketing, LLC.

     Both 37Point9, Inc. and NeoNet Marketing, LLC, have formally agreed in principal to merge into one public corporate entity. This letter is intended to formalize, in a letter of intent, the desire and terms of these two companies.

     Corporate  Development  Strategies,  Inc.,  as is evidenced by the attached
"Letter of Commitment" dated March 28, 2001, is ready and willing to provide $5,000,000.00 (five million United States dollars) in financing to 37Point9, Inc. in order to facilitate the merger between these two companies (the letter from Corporate Development Strategies, Inc. to Andrew Austin is incorporated herein by reference, as though fully set out).

     Both 37Point9, Inc. and NeoNet Marketing, LLC, by their respective authorized signatures below, hereby agree to proceed with all due diligence and good will to consummate the merger between these two business entities in conformity with the various other escrow agreements and collateral contracts required by Corporate Development Strategies, Inc.

     37Point9, Inc., being a public company, is obligated to announce this proposed merger agreement between the above mentioned parties, and will as of the date of this letter is signed.


         2707 Garnet Avenuet   Suite 200-F     San Diego, CA 92109
               Phone (858) 274-8131   Fax (858) 274-8127
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

Pastor Rick Sullivan
NeoNet Marketing Group, LLC
March 28, 2001
Page 2



Dated:  March 28, 2001



                                         37Point9, Inc.
                                         A Nevada corporation


                                         By:  /s/ ANDREW S. AUSTIN
                                         ----------------------------------
                                             Andrew S. Austin
                                             Vice President, Acquisitions
                                             37Point9, Inc.


                                         NeoNet Marketing, LLC


                                         By:  /s/ RICK SULLIVAN
                                         ----------------------------------
                                             Rick Sullivan
                                             President, NeoNet Marketing,
                                             LLC